Exhibit 5.1
[REED SMITH LLP LETTERHEAD]
February 13, 2009
Board of Directors
Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois, 60007

Re:	Registration Statement on Form S-8 dated February 13, 2009 Lime Energy Co. 2008 Employee Stock Purchase Plan (the “Plan”)
     We have acted as counsel to Lime Energy Co., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to register 300,000 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”) to be issued pursuant to the Plan. In addition, we have examined such documents and corporate and other records of the Company that we have deemed necessary or appropriate to provide a basis for the opinions set forth below. In this examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all original documents submitted to us as certified or photostatic copies.
     On the basis of the foregoing, we are of the opinion that upon the issuance and sale of the Shares pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.
     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported decisions interpreting such law. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume not obligation to advise you of changes that may hereafter be brought to our attention.
     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,
/s/ Reed Smith LLP
Reed Smith LLP